Exhibit 99.1

Lumber Liquidators Announces Memorandum of Understanding to Settle Class Actions
Related to Chinese-Laminate Flooring

TOANO, Va., October 24, 2017 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, and a proposed class of plaintiffs in the Formaldehyde MDL (MDL 2627) led by Cohen, Milstein, Sellers & Toll PLLC; Hagens Berman Sobol Shapiro, LLP; Cotchett, Pitre & McCarthy, LLP; and a proposed class of plaintiffs in the Durability MDL (MDL 2743) led by Robertson & Associates, LLP and Whitfield, Bryson & Mason LLP, today announced the entry into a Memorandum of Understanding (“MOU”) to settle all litigation related to the Chinese-manufactured laminate flooring previously sold by Lumber Liquidators pending in the two Multi-District Litigations in the Eastern District of Virginia.

Under the terms of the MOU, the Company will contribute $22 million in cash and provide $14 million in store-credit vouchers for an aggregate settlement of $36 million to settle all claims brought on behalf of purchasers of the Chinese-manufactured laminate flooring sold by the Company between January 1, 2009 and May 31, 2015.  The MOU is subject to the execution of a definitive settlement agreement, court approvals, and approval by the Plaintiffs’ Co-Lead Counsel in the two cases and Lumber Liquidators' board among other contingencies. The Company’s execution of the MOU does not constitute an admission by the Company of any fault or liability.  The parties have agreed to settle these matters to avoid the expense and uncertainty of continuing the litigation.  Out of an abundance of caution, the Company discontinued the sale of the relevant product in May 2015.

Dennis Knowles, Chief Executive Officer of Lumber Liquidators commented, “We are pleased to have entered into this MOU, and welcome it as an important step toward resolving this legacy issue and moving forward.”

All Plaintiffs’ Counsel are pleased with this settlement that they believe will return real value to the class members.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements in this Current Report may include, without limitation, statements regarding expectations relating to the settlement of the two consolidated class actions matters related to the Company’s Chinese-manufactured laminate flooring. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding additional risks and uncertainties is contained in the Company’s other reports filed with the Securities and Exchange Commission, including the Item 1A, “Risk Factors,” section of the Form 10-K for the year ended December 31, 2016.

About Lumber Liquidators

With more than 385 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512

Plaintiffs Formaldehyde Counsel:

Steven J. Toll 202-408-4600

Nancy L. Fineman 650-697-6000

Steve W. Berman 206-623-7292

Plaintiffs Durability Counsel:

Alexander Robertson, IV 818-851-3850

Daniel K. Bryson 919-600-5000